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                                                                    Exhibit 99.1



             Company Contact:                   Norland Medical Systems, Inc.
                                                Kurt W. Streams
                                                Vice President, Finance
                                                914-694-2285

             Investor Relations Contact:        Lippert/Heilshorn & Associates
                                                Bruce Voss 310-575-4848
                                                Kim Golodetz 212-838-3777


                          NORLAND MEDICAL SYSTEMS, INC.
                     ANNOUNCES SETTLEMENT OF LITIGATION AND
                RESTRUCTURING OF NORLAND CORPORATION ACQUISITION


WHITE PLAINS, NY, January 4, 1999--NORLAND MEDICAL SYSTEMS, INC. (OTCBB:NRLD) announced today that on December 31, 1998 it reached an agreement to settle the class and derivative action titled Irwin I. Miller and David Hargreaves v. Reynald G. Bonmati et. al. (Civil Action No. 15849) pending in the Court of Chancery of the State of Delaware, New Castle County. The action arose out of the Company's acquisition of Norland Corporation ("Norland Corp.") from Norland Medical System B.V. ("NMS BV") in September of 1997 (the "Acquisition"). In connection with the settlement, the purchase price paid by the Company for Norland Corp. has been reduced by more than 50%, from $17,500,000 to $8,700,000. The $17,500,000 purchase price consisted of $1,250,000 in cash paid at the closing of the Acquisition and the Company's 7% note in the principal amount of $16,250,000. The revised $8,700,000 purchase price consists of the $1,250,000 cash payment made at closing, 7,000,000 shares of the Company's Common Stock issued upon the conversion of a portion of the note at the current market price, as provided in the Norland Corp. Purchase Agreement, and a note in the principal amount of $5,560,000 bearing interest at the reduced rate of 6 1/2%.

As a result of the price reduction and conversion, $10,690,000 of debt has been removed from the Company's books. The high level of indebtedness prior to the restructuring of the Acquisition purchase price and the existence of unresolved litigation have had a seriously negative impact on the Company's sales efforts. The Company expects that it will report revenues for the fourth quarter of 1998 significantly lower than revenues for the third quarter. Reynald G. Bonmati, Chairman and President of the Company stated, "We are pleased to have reached an agreement to settle the litigation over the acquisition of Norland Corp. and to have dramatically reduced the Company's debt load. We hope that these actions will demonstrate to potential customers that Norland is committed to continuing to be a key long-term player in the bone densitometer market."

The settlement of the litigation is subject to approval by the Court of Chancery. However, the purchase price reduction and related reduction of indebtedness and stock issuance were effected on December 31, 1998.

Norland Medical Systems, Inc. develops, manufactures, sells, and services a wide range of bone densitometers used to assess bone mineral content and density, one of several factors used by physicians in the diagnosis and monitoring of bone disorders, particularly osteoporosis. Osteoporosis progresses as a symptomless disease characterized by bone loss and deterioration of the skeleton, leading to bone fragility and increased risk of fractures. According to the National Osteoporosis Foundation, 28 million Americans, 80% of whom are women, are affected by osteoporosis, and left unchecked, that number is predicted to increase to 41 million by 2015. Driven by the availability of new treatments for bone-related disorders, Norland is focusing on bringing affordable, state-of-the-art diagnostic technology directly into the physician's office in order to address a number of women's healthcare problems. The Company also has rights to distribute medical diagnostic products developed by Stratec Medizintechnik GmbH and IMRO Medical Systems.


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"Safe harbor" Statement under the Private Securities Litigation Reform Act of
1995: The statements which are not historical facts contained in this release, including but not limited to any potential impact of the settlement and the reduction in the purchase price for the Acquisition on future revenues, are forward looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the development, approval and acceptance of new therapies for osteoporosis and other bone disorders, changes in government and third party reimbursement programs, the effect of regulation by the United States Food and Drug Administration (FDA) and other agencies, the impact of competitive products, product development, acceptance of new products, commercialization and technological changes and difficulties, the results of financing efforts, the effect of the Company's accounting policies, Court approval of the settlement and other risks detailed in the Company's Form 10-K and other Securities and Exchange Commission filings.